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THOMSON REUTERS | Contact Us 1 ©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. THOMSON REUTERS EDITED TRANSCRIPT Q3 2019 Craft Brew Alliance Inc Earnings Call EVENT DATE/TIME: NOVEMBER 13, 2019 / 4:30PM GMT

CORPORATE PARTICIPANTS Andrew J. Thomas Craft Brew Alliance, Inc. - CEO Christine Nicol Perich Craft Brew Alliance, Inc. - Chief Financial & Strategy Officer Edwin A. Smith Craft Brew Alliance, Inc. - Corporate Controller & Principal Accounting Officer J. Scott Mennen Craft Brew Alliance, Inc. - COO & VP Kenneth C. Kunze Craft Brew Alliance, Inc. - CMO & VP Marcus H. Reed Craft Brew Alliance, Inc. - Secretary CONFERENCE CALL PARTICIPANTS Drew Nolan Levine BMO Capital Markets Equity Research - Senior Associate James Coll Lombard Securities, Inc. - Financial Advisor PRESENTATION Operator Ladies and gentlemen, thank you for standing by, and welcome to the Craft Brew Alliance, Inc. Third Quarter 2019 Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. (Operator Instructions) I would now like to hand the conference to your speaker today, Andy Thomas, CEO. Please go ahead, sir. Andrew J. Thomas Craft Brew Alliance, Inc. - CEO Thank you, Joelle, and good morning, everyone. It's my pleasure to present the Craft Brew Alliance investor conference call to discuss our results for the third quarter of 2019. This morning, I'm joined on this call by 3 other members of the CBA leadership team: our CFO, Christine Perich; our CMO, Ken Kunze; and our COO, Scott Mennen. But before we begin, I'll ask Ed Smith, our Corporate Controller, to read our safe harbor statement. Edwin A. Smith Craft Brew Alliance, Inc. - Corporate Controller & Principal Accounting Officer Thank you, Andy. As a reminder, this call may contain forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those described in any such forward-looking statements. The Risk Factors section in our most recent 10-K lists some of the factors that could cause Craft Brew's actual results to differ materially from the forward-looking statements made on this call. Craft Brew undertakes no obligation to update publicly any forward-looking statements, except as required by law. In addition, if we reference certain non-GAAP measures on this call, a reconciliation of those measures to GAAP measures may be found on our Investor Relations website. Andy? Andrew J. Thomas Craft Brew Alliance, Inc. - CEO Thanks, Ed. Given our joint announcement with Anheuser-Busch earlier this week, this is obviously an exciting but not a routine time for the company or for any of our stakeholders. Accordingly, in that context, this will not be a routine earnings call. So I'd like to start first by offering some thoughts on our announced agreement with A-B before pivoting into our Q3 and year-to-date performance, including some observations on the industry. I'll then hand off to the team to provide some color on the business. And before moving into Q&A, I'll spend a few moments previewing management's perspective as we look to the future. Also, given the possibility of technical questions, please note that Marcus Reed, our General Counsel, is also present and available if necessary in the Q&A. Let's start with the agreement as announced on Monday. In stark contrast to the disappointment that I expressed on a public conference call with many of you on September 5. On behalf of management, I can enthusiastically say that we are nothing but excited about our announced transaction with Anheuser-Busch. We strongly believe that our merger agreement, as summarized in our 8-K filed with the SEC yesterday, represents a solid win for our stakeholders from numerous perspectives. And I'd like to begin by spending a few moments THOMSON REUTERS | Contact Us 2 ©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 13, 2019 / 4:30PM GMT, Q3 2019 Craft Brew Alliance Inc Earnings Call

elaborating on those thoughts. The first and overarching win is for our shareholders who, upon closing, would receive $16.50 per share, creating real and certain value from their shareholding. And in that regard, I'd like to explicitly point out that on a 12-month trailing EBITDA base, the $16.50 per share represents better than a 30x EBITDA multiple, placing this transaction in the very top-tier of Craft transactions from an EBITDA multiple perspective. The next win is for the legacy of our founders and for the proud stable of our brands, most obviously, Kona, in fact, for our entire portfolio. As announced, our brands will join forces with an already outstanding craft portfolio within Anheuser-Busch's brewers collective, complementing the existing brewers collected brands and benefiting from the opportunity for greater resourcing, increased support and additional focus. Importantly, this is a win for consumers. As the promotion of our brands within the Anheuser-Busch network will increase our brand's reach, thereby affording more consumers, more choices to quench their thirst. And even though our brands are already distributed by the Anheuser-Busch wholesaler network, this is also open for our wholesalers as they will have greater clarity and coordination across their already strong portfolio of brands. Given the like mindedness of CBA and A-B with respect to community engagement, this is also a win for the communities in which we live and in which we operate. As access to A-B's resources will not only sustain, but will enhance CBA's established community involvement in numerous markets, ranging from Hawaii to Oregon and Washington and from Florida to North Carolina to Massachusetts to New Hampshire. And lastly, but certainly not least, this is a win for our hard working, talented and engaged employee base as they can look forward to the prospect of greater opportunities within a global organization with an established deep commitment to developing talent. Clearly, we are excited about what lies ahead. And with respect to next steps, we will be working through our regulatory filings in the next few weeks with the preliminary proxy filed in the coming 4 weeks and a shareholder vote expected for early next year. But as exciting as our tomorrow will be, let's pivot back to today or more accurately to last quarter. As you will hear, Q3 2019 was candidly a mixed bag as depletion performance, again, highlighted by Kona, continued to improve, bringing our total portfolio to its most positive depletions performance in years. But the solid gains in depletions were countered by the hangover from our out-of-stock issue at the end of Q2, which created an unfortunate and negative domino effect on our results. Simply laid out, out of stocks at the end of Q2 and the beginning of Q3 led to higher than desirable wholesaler inventories as beer shipped in Q2 never made it to fill those empty shallows. As a consequence, to safeguard quality and the work that we've done to rightsize wholesaler inventories, Q3 shipments are subsequently suppressed, leading to the negative one-two punch of lower revenue and volume deleveraging in the breweries and supply chain. The silver lining to this cloud is that the extent of the shipment slowdown and the corresponding financial consequence was largely as we expected when we adjusted guidance during the September call. Further, as expected, on a year-to-date basis, results are harmonizing, with depletions and shipments converging within, albeit on the lower end, of our updated guidance ranges, as Christine will discuss. Lastly, before handing off to the rest of the team, one other observation about Q3. In Q3, we believe that we began to witness the real impact of industry headwinds and shifting consumer dynamics in a less obvious area that has historically not received a great deal of airtime on our calls. That area is channel dynamics. Data suggests at the industry level, for both traditional beer and seltzers, that we are seeing the most tangible signs yet of a market shift away from the on premise towards off premise, and more specifically, towards off-premise chain. We believe the potential consequences of this are profound in a number of areas: firstly, in creating challenges for development of long-term brand health as consumers reach for more non beer offerings in the on premise. Along the bastion of brand building in the alcoholic beverage industry; secondly, in terms of potential spikes related to short-term price support and promotional expense, given the promotional sensitivity in off-premise chain and the increasing leverage of EDLP, Everyday Lower Price retailers; THOMSON REUTERS | Contact Us 3 ©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 13, 2019 / 4:30PM GMT, Q3 2019 Craft Brew Alliance Inc Earnings Call

thirdly, in the prospect for more aggressive competitive pricing as off-premise chain becomes a battleground, representing the key growth channel in the industry; and lastly, in the importance of feet on the street as old-fashioned merchandising in nuts and bolts retailer servicing becomes more important with every incremental case in off-premise chain having disproportional impact on overall growth. So with that as a backdrop, let's shift to the team for some specifics. Ken? Kenneth C. Kunze Craft Brew Alliance, Inc. - CMO & VP Thanks, Andy, and good morning, everyone. As I've highlighted for the past 23 quarters, CBA's flagship, Kona Brewing Company, again led the way for CBA's portfolio behind our Kona Plus strategy. Despite a shrinking beer category and other category headwinds reported elsewhere, Kona's domestic STRs were up a very solid plus 8% in the quarter and plus 7% year-to-date, again, significantly outpacing the craft segment and the beer category by 1,100 and 900 basis points, respectively. Year-to-date, craft is down 4% and beer is down 2% despite being buoyed by seltzers' inclusion. Kona's flagship brand, Big Wave Golden Ale, continued to demonstrate resilience in incredibly strong consumer acceptance as domestic STRs were up plus 17% in the quarter and plus 20% year-to-date. While Andy highlighted the struggles beer and craft are currently having in the on premise, Big Wave is an exception, further demonstrating the power of the Big Wave brand with both off and on-premise STRs up significantly plus 20% and plus 21%, respectively. To add dimension, Big Wave's on-premise performance of plus 21% compares to an overall craft segment that was down 6.6% in the on premise. Kona's domestic STRs continued to benefit from our flagship focus and our heavy-up investment in Q2, which supported our first national distribution drive, awareness driving media, strong retail programming. Depletion trends accelerated each quarter from plus 5% in Q1 to plus 7% in Q2 to plus 8% in Q3. One goal for the quarter was to soften the seasonality curve coming out of the summer, and we improved trend versus a year ago by almost 300 basis points. Kona's strong performance was achieved despite gaps in execution and self --shelf inventory highlighted in Q2. Significant upside remains for Kona, and with Monday's announcement in full ownership by A-B, the probability that Kona will achieve its true potential increases dramatically. Next, the Omission portfolio continues to evolve from a pure craft beer gluten-removed play to a healthier active lifestyle focus behind ultimate light and the launch of Omission seltzers in October. Omission seltzers received a national authorization from Whole Foods for October and another from Total Wine for January. Omission Ultimate Light STRs were up plus 9.2% in Q3 and plus 14.5% year-to-date. Omission Ultimate Light now represents over 25% of the mix, up 10 points since the end of 2017. The Omission brand family gained 1.5 share points to over a 48 share of the gluten claims segment, while that segment declined 9% in Q3, adding emphasis to why we are evolving and broadening the Omission brand positioning. Moving on to La Rubia Blonde Ale. Plans to broaden La Rubia's positioning beyond the narrow craft definition also moved forward in Q3. La Rubia, when introduced into new markets, is being marketed as a stand-alone brand for Caribbean Hispanics. In October, La Rubia was launched in the barrios of New York City and Connecticut. And in Miami, its original market as part of the Wynwood Brewery portfolio, La Rubia Blonde Ale moved up the ranks to become a top 10 craft brand, jumping 20 places, and posted the highest growth of any craft brand in the top 50. Overall, La Rubia was up 31.9% in Q3 and 39.5% year-to-date. Cisco Brewers, Appalachian Mountain Brewery, Wynwood Brewery are up a combined plus 2% for the quarter and plus 3% year-to-date. Wynwood continues to run up mid-double digits on the strength of La Rubia, while AMB is up mid-single digits, driven by off-premise gains, and Cisco is down mid single. Widmer Brothers Brewing volume is now 92% within the Northwest business unit with Oregon's STRs down 8% for the quarter and underperforming in a tough market. Redhook's volume is now 70% within the Northwest business unit. And Washington STRs were plus THOMSON REUTERS | Contact Us 4 ©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 13, 2019 / 4:30PM GMT, Q3 2019 Craft Brew Alliance Inc Earnings Call

12.7% for the quarter, positive for the second consecutive quarter. The net result is Kona's performance once again drove total CBA STRs in Q3, up plus 2.3%, outpacing both the beer category and craft segment. In Q3, CBA outpaced the craft segment by 460 basis points and year-to-date by 370 basis points, picking up share for both the quarter and year-to-date. For those of you who have been on the journey with us, I'd like to personally thank you for your support. As the consumer and the market evolved, so has CBA. But 1 constant has been Kona brand's performance and potential. With Monday's announcement, long live the Kona brand, here in the U.S. and around the world, brought to life with the equity based on the essence values and lifestyle of the people of Hawaii. With that, I'd like to turn it over to Scott Mennen, our Chief Operating Officer. J. Scott Mennen Craft Brew Alliance, Inc. - COO & VP Thank you, Ken, and good morning, everyone. Before getting into the results, I would like to echo Andy's comments around the excitement for the CBA-A-B agreement announced on the 11th. Combining with A-B gives CBA employees the prospect of expanded opportunities for advancement and development. In addition, the agreement will allow for increased investment in the breweries, while taking advantage of the expanded brewing footprint to optimize production across all breweries. Now to the results. Q3 was a challenging quarter for CBA as we rebalance shipments for the full year to better align shipments in --with depletions. Total shipments for the second quarter were 185,400 barrels, down 5.3% from Q3 of 2018. CBA-owned shipments, which exclude contract brewing, decreased 2%. Year-to-date, total shipments were 585,400 barrels, down 0.3%. CBA-owned shipments increased by 2% from the 3 quarters of 2018. Beer gross margin for Q3 was 30.8%, 400 basis points behind Q3 of 2018. The reduction in beer gross margin for the quarter is the result of lower revenue per barrel as a result of increased promotional pricing, which was partially offset by improvement in overall beer cost of goods sold. Beer COGS per barrel was $153.53 for the quarter, an improvement of approximately $2 versus a year ago. The improvement is the result of the elimination of the off-prop cost and our continued focus on optimizing our brewery footprint, creating efficiencies through our supply chain. These improvements were partially offset by deleverage created through lower shipments versus Q3 of 2018. Year-to-date, beer gross margin was 37.3%, 50 basis points better than the first half of 2018. The year-to-date performance is a better gauge of our overall operational improvements. Pub gross margin for Q3 was 10.2%, a 310 basis points improvements of --over Q3 of 2018 and 10.4% year-to-date, a 500 basis point improvements over the first 9 months of 2018. The improved pub gross margin, which is squarely in line with our target, is due to improved performance within our reshaped pub footprint, including the addition of the AMB pub in Boone and the Wynwood pub in Miami. Beer and pub gross margin drove CBA's overall Q3 gross margin to 28.2%, 340 basis points behind Q3 of last year. While year-to-date gross margin of 34.1%, 90 basis point improvements over the same period last year. Shifting to innovation. The pH Experiment continues to lead our efforts in this area by listening deeply to drinkers and tapping into consumer insights about everything from design preferences to changes in alcohol consumptions. These learnings are helping shape the new products and experiences. The pH team is testing market looking beyond current trends to better understand what is next. I would like to also update everyone on the progress we are making to produce Kona beers locally in Brazil. Local production for Big Wave has been approved with the first commercial distribution beginning in Q4. Before closing, I would like to update everyone on the construction status of our new state-of-the-art 100,000 barrel Kona Brewery in Hawaii. Construction is in full swing, and the new brewery will come online in Q1 of 2020. The new brewery is on track to be one of the most sustainable breweries in the world with the investments we have made in resource recovery, high-efficiency brewing systems and solar power. There's a lot of excitement around the future of the Kona Brewery for both the CBA and A-B teams. THOMSON REUTERS | Contact Us 5 ©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 13, 2019 / 4:30PM GMT, Q3 2019 Craft Brew Alliance Inc Earnings Call

For more color on the results, I'll turn the call over to Christine. Christine Nicol Perich Craft Brew Alliance, Inc. - Chief Financial & Strategy Officer Thank you, Scott, and good morning, everyone. As Ken shared, the beer industry continues to face headwinds through the new entrants and changing consumer preferences. Like many long-standing breweries, we have a portfolio mix that creates certain challenges as well. While we saw great results from our Kona growth strategy in the first 9 months of the year, they have been mostly offset by declines in our legacy brands. We did plan for declines in those brands, but the out of stocks we faced on Kona, midsummer, impeded our ability to grow beyond those declines. As a result, for the quarter, shipments were down 5.3%, but depletions were up 2.3% as compared to a year ago. In part, the discrepancy on shipments and depletions is reflective of the rebalancing of inventory, following the out of stock situation as evidenced by the year-to-date Kona numbers. Kona shipments for the full year are up 7% and depletions up 6%. With that as a backdrop, let me walk you through our financial results. Top level net sales for the third quarter were $47.2 million or a decrease of 10.8% versus Q3 of 2018. As a reminder, we received alternating proprietorship fees from AMB, Wynwood and Cisco in 2018 that are not present in 2019. Those brands are now a part of our consolidated results. The net sales impact for the quarter was $1.6 million and on a year-to-date basis, $5.7 million. Excluding that change, our 2019 net sales comparison would be minus 8% for the quarter and minus 1.2% for the year. Year-to-date, core beer net revenue per barrel was 0.7% lower than last year. As Andy discussed, we are seeing a significant shift away from the on premise towards the off press releaseemise, specifically. In the third quarter, we grew off-premise chain by 5.8%. Of note, this channel is the most sensitive to price promotions and consequently represents 90% of our promotional spend year-to-date. Gross profit for the third quarter decreased by 20% to $13.3 million, and gross margins decreased 336 basis points to 28.2%. Beer gross margin was 30.8% for the quarter and 37.3% for the year. Margins are impacted by both lower revenue per barrel and lower total production creating deleverage. SG&A was $16.5 million for the third quarter, slightly lower than the third quarter of last year. Year-to-date, SG&A increased by $14.1 million to $61.4 million, primarily attributed to the national marketing investment to fuel Kona's growth, and a $4.7 million pretax expense related to the Kona class action lawsuit settlement, accrued as a onetime expense in the first quarter. The claims period ended October 7, and the total cost of litigation is not expected to materially exceed the $4.7 million accrual. As a result of our lower shipment and depletion guidance in early September, we proactively managed our SG&A costs in the third quarter. But with the news of our transaction with A-B, we anticipate incurring some unplanned costs before year-end. Net loss for the quarter was $1.2 million or minus $0.06 per diluted share, down $1.3 million from the third quarter of 2018. The decrease is primarily due to lower sales volume and the impact that drove through the P&L. Our net loss for the quarter also included the benefit of federal research and development tax credits, worth approximately $1.6 million or $0.08 per share that were realized on recent operational investments. On a year-to-date basis, we recorded a net loss per share of $0.31. A few comments on our guidance for the remainder of the year. We believe it will be on the low end of guidance for shipments, depletions and gross margin. Momentum lost at the end of the summer selling season, coupled with overall increasing industry pressure, will make it difficult to increase our volume rates prior to year-end. As mentioned previously, we are confident in our SG&A guidance on an operational level, but we believe we may incur some additional costs related to the A-B transaction. As we look towards 2020, we continue to hone our strategy while we navigate the challenges we collectively face as an industry. While we continue to nurture the growth of our Kona brand family, along with an increased focus on expanding La Rubia beyond Florida, creating a better-for-use seltzer through our Omission brand, and pushing the envelope in --on innovation with the insights coming from our pH Experiment team. By combining with A-B, our ability to leverage our strong brands will THOMSON REUTERS | Contact Us 6 ©2019 Thomson Reuters. 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be even greater, and we are collectively very excited about that prospect. With that, I'll turn it over to Andy. Andrew J. Thomas Craft Brew Alliance, Inc. - CEO Thanks, Christine. So as we wind down the call and look ahead to the balance of the year and beyond, I want to begin by acknowledging that as we progress with the close process and our transaction with A-B, we are mindful of our obligations to continue making the best decisions to drive stakeholder value for CBA. In that spirit, I want to share some preliminary thoughts about what's next operationally as we continue to navigate this evolving marketplace. In the September Q&A, I suggested that we were contemplating some significant changes to our SG&A base. In the A-B transaction, notwithstanding, I want to be clear that we will progress with our plans to reshape our SG&A base, making it more reflective of our revolving portfolio needs, more responsive to the contemporary demands of our marketplace and more efficient in totality. Without giving specific guidance, we believe this reshaping will manifest in several significant and notable ways: firstly, in a reduction in our overall SG&A; secondly, in a reallocation of brand spend across both known brand priorities that we believe are the best growth engines for tomorrow, and across emerging opportunities that have the highest potential to anticipate shifting consumer demands; and thirdly, a restructuring of our market-facing resources to better respond to the shifting channel demands of today's marketplace. While some of our learnings in Q3 came with unfortunate financial consequences, we believe that still within the Kona Plus context, we can be nimble in implementing some learnings to sharpen the top line focus within our brand portfolio while improving the allocation and efficiency of our resources. In closing, during the September 5 call, I used the term building blocks to provide a metaphor for the way management was thinking about the future and the way management was building scenarios to unlock shareholder value. I believe then, and more than ever, I believe now that we have the right blocks. Beginning with our cornerstone building block, Kona, and now culminating with the mortar to bring it all together, our anticipated merger with Anheuser-Busch. It's a remarkably exciting time for CBA and for all of our stakeholders. And on behalf of the entire leadership team at CBA, I want to reinforce our commitment to continue working to drive certainty of value, both in our day-to-day operations and in our work at driving towards the close of our A-B agreement. So while this was not a routine call during a routine time, I'd like to end with our routine and sincere thank you to each of you who have played a role on the journey so far, to our investors, to those analysts who cover us, to our interested parties, and importantly, to all of our hard working, passionate and engaged employees and partners wherever they operate within the world of CBA. And with that, I will open it up for questions. Joelle? QUESTIONS AND ANSWERS Operator (Operator Instructions) Our first question comes from Amit Sharma with BMO Capital. Drew Nolan Levine BMO Capital Markets Equity Research - Senior Associate This is Drew Levine on for Amit. First of all, congratulations on the deal. Really happy for you guys. I just want to know, as far as --from your view, can you talk a little bit more about the regulatory review process? We've seen some other deals get held up recently and seemingly even more fragmented industries or categories. So just a little bit more detail if you can on the timeline, and any sort of risks that you perceive to the deal closing? THOMSON REUTERS | Contact Us 7 ©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 13, 2019 / 4:30PM GMT, Q3 2019 Craft Brew Alliance Inc Earnings Call

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO Sure. So I'll start out, Drew, and then Marcus, if you have anything to add in, you're welcome to or if he wants to leap across the table and say something that I shouldn't --stop me from saying something I should say, I apologize for the sound that you'll hear. So I think in general, when it comes to thinking about anything deal-related or anything related to the future with A-B, in my mind, Drew, I kind of break things into 2 categories. One is what do I think. And secondly, is what do I know. So what do I think is broadly kind of how I'm going to respond to this. And from our perspective, we've got a very long-standing relationship with A-B. It dates back --it predates CBA. It dates back to Redhook and Widmer Brothers, 25 years ago. A-B already distributes virtually all of our beer. They brew a good amount of our beer. They've got 2 seats on our Board. They have certain rights and involvement in the company. So from our standpoint, again, from a regulatory perspective, this is a very natural progression in the relationship. And so we don't anticipate as a result of that, the fact that somebody would find this shocking or would find it to be a material change in kind of what's happening. That said, we have to go through the normal process. As I said, our regulatory filings will begin in the next couple of years --in the next couple of weeks, and we'll progress from there with the shareholder vote, in concert with some of the regulatory work. And with respect to the fragmentation of the industry, the lack of fragmentation of the industry. While this is a bigger than a breadbox deal, this will go through HSR review, we know that. It's over the thresholds. That will all be standard. It isn't terribly huge. I think it's one of the challenges CBA and its stakeholders have always had. We're bigger than a bread box, but we're not much bigger than a bread box. So from that perspective, there's nothing that I can signal to you that we think is egregious or anything that would be kind of a disproportionate concern for us as we enter into the transaction. Marcus, anything to add? Marcus H. Reed Craft Brew Alliance, Inc. - Secretary Nothing to add. Drew Nolan Levine BMO Capital Markets Equity Research - Senior Associate And so just on the time line. I mean, is there any sort of help you could give us on when in 2020, it could potentially close? I mean, are we thinking like positive by the end of the second quarter? Andrew J. Thomas Craft Brew Alliance, Inc. - CEO Marcus? Marcus H. Reed Craft Brew Alliance, Inc. - Secretary This is Marcus. We can't really comment on the timeline at this point. As Andy said, we have to go through the HSR process, which can have some pretty heavily varying timelines. Like Andy said, we'll be making our initial filings under HSR in the next couple of weeks, and then we'll just be going with the regular process. Drew Nolan Levine BMO Capital Markets Equity Research - Senior Associate Okay. And secondly, just high-level, any thoughts on kind of what changed from August to now? What were the discussions either at that time or leading up to this deal? I mean, was there any sort of thought around an offer below 2,450 at that time? Or did this just develop kind of post that? Andrew J. Thomas Craft Brew Alliance, Inc. - CEO It's a good question, Drew. I think I said to everybody on this call in September, we were actively engaged in circling back with A-B to understand what their intent was and how they were viewing the future. And we were contemplating a lot of different paths. We had a lot of scenarios built, building block analogy was apt, and we were sitting here looking at different potential combinations of things and a lot of whiteboard work. But the first step was always, hey, where's A-B in this? And I think as you can --as is evidenced by their public statements at the time, A-B was very supportive about the future of CBA and very supportive of the partnership that existed. And when we circle back, what we quickly found was that we still believe that the best path to value creation for our shareholders was a path that included A-B. And we felt that it was the right thing for shareholders, first and foremost, and we felt that the reason it was the right thing for shareholders was that it was right for everything else. It was right for our brands. It was right for our people. It was right for improvement in our operating. So without a lot of time spent at dwelling on the past, which I would suggest to you would have not necessarily been constructive. It could have been cathodic. It might have been enjoyable. It might have been a lot of those things. Our job THOMSON REUTERS | Contact Us 8 ©2019 Thomson Reuters. All rights reserved. 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was to be relatively unemotional in the sense of being objectively focused on how we're going to unlock some certainty of value for our shareholders. And it was with that mindset, Drew, we sat down in really good faith with A-B. And I'll say pretty quickly started to kind of recast the future and draw it out. With respect to where we landed, in terms of the offer price, we feel really good about 1,650. I know it's not other numbers that were floated around, but I think all of us know the market has evolved pretty significantly. And that the environment has changed pretty materially. We worked very closely with some really talented external advisers in the process, and we feel like shareholders can feel outstandingly good about the way we landed with A-B, and we feel it's a great deal for our stakeholders across the board, starting with our shareholders. Operator (Operator Instructions) Our next question comes from Jim Coll with Lombard Securities. James Coll Lombard Securities, Inc. - Financial Advisor Why won't --you've been talking about unlocking shareholder values. Why won't stakeholders be given an option between taking cash and taking shares of bud is --It something they could do to mitigate tax liabilities? Andrew J. Thomas Craft Brew Alliance, Inc. - CEO I really don't have a great answer for that, Jim. I think as we went into this, our intent was to have a cash transaction because we felt that was the most flexible for all shareholders because then they could do what they chose to do with the proceeds that they would have as a result of the transaction. And I really can't elaborate on how much we thought about or whether we thought about any tax strategies related to being able to convert into ABI shares. James Coll Lombard Securities, Inc. - Financial Advisor Okay, because that's --I mean, I've seen --I know a lot of mergers and acquisitions, over the years, provide the option for either taking the buying company shares or taking cash. Andrew J. Thomas Craft Brew Alliance, Inc. - CEO Yes. I think a little bit in vein of what Drew talked about, we wanted to make sure we structured a transaction that was relatively straightforward also. And I think when we started to look at alternatives --transactions, they started to get more complex. And the more complex you get, I think we were --always had a pension or we always had a priority for the best way to, with certainty, unlock value for the shareholders and not introduce complexities into that. So we can probably take more of that offline, Jim, but I really don't have much more that I can actually comment about credibly on the call. Operator I'm not showing any further questions at this time. I would now like to turn the call back over to Andy Thomas for any further remarks. Andrew J. Thomas Craft Brew Alliance, Inc. - CEO Thanks, Joelle. I appreciate everybody's continuing support of CBA and being available for this call. We look forward to discussing the results for the fourth quarter and full year 2019 with you soon. Thank you. Operator Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect. THOMSON REUTERS | Contact Us 9 ©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 13, 2019 / 4:30PM GMT, Q3 2019 Craft Brew Alliance Inc Earnings Call

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